Exhibit 10.27

MASTER CONSULTING AGREEMENT

THIS MASTER CONSULTING AGREEMENT (this “Agreement”) is made and entered into effective as of the [1st] day of April, 2025 (the “Effective Date”), by and between New IPT, Inc., a Delaware corporation, (hereinafter “Contractor”), and March GL, a Texas Corporation and/or its subsidiaries and affiliates (collectively, the “Company”).

In consideration of the mutual premises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	SCOPE OF SERVICE.

1.1	The Work. It is contemplated that from time to time Contractor will be requested by Company to act as a general consultant to Company and to perform certain consulting work and services (“Work”). Company shall not be obligated to request Contractor to perform any Work and Contractor shall not be obligated to accept Company’s requests to perform Work, but it is expressly understood and agreed that any and all Work requested by Company and accepted by Contractor shall be controlled and governed by the provisions of this Agreement.

1.2	Work Order. Requests for Work may be submitted to Contractor through one or more work orders, which may be oral or written (“Work Orders”). This Agreement shall be deemed to be incorporated in full in every Work Order, and the terms and conditions of this Agreement shall take precedence over any conflicting or similar terms and conditions in any Work Order or other document. When issued by Company, such Work Orders are non-binding, negotiable offers and only become a binding agreement after Company and Contractor have agreed to all material terms and conditions concerning the requested Work, which shall be set forth in a writing signed by both parties.

1.3	Modifications. The terms of this Agreement prevail unless modified in writing signed by both parties. No parol agreement of whatsoever nature entered into between Company’s or Contractor’s representatives shall ever be deemed to alter or affect the provisions of this Agreement.

1.4	Custody, Supervision and Control. Company will at all times have complete custody, supervision and control of the well, and responsibility for all associated well operations. Contractor’s recommendations are only advisory and without representation as to results. The parties agree that Contractor is not providing safety-related or well-operational services to Company, and Contractor is not responsible for the safety of any individual on the job site other than the members of its Group. DUE TO THE SPECULATIVE NATURE OF THE BUSINESS IN WHICH THE COMPANY AND CONTRACTOR ARE ENGAGED, BOTH PARTIES AGREE THAT THE WORK PERFORMED BY CONTRACTOR IS DONE WITHOUT ANY REPRESENTATION, WARRANTY OR GUARANTEE OF RESULTS. CONTRACTOR DOES NOT MAKE AND HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED.

2.	TERM.

2.1	Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue in force and effect until thirty (30) days following delivery by either Company or Contractor of written notice of cancellation to the other; provided, however, that any Work in progress on the effective date of such cancellation shall be controlled and governed by this Agreement until its completion in accordance with the applicable Work Order. Termination of this Agreement does not terminate Work being performed pursuant to a Work Order.

2.2	Cancellation of Work. Company may at any time and for any reason immediately cancel any Work Order, in whole or in part, by giving verbal or written notice to Contractor. Company shall pay Contractor for Work actually provided by Contractor up to the termination date specified in the cancellation notice. In addition, Company shall reimburse Contractor for all expenses incurred by Contractor or for which Contractor became obligated prior to such termination date.

3.	COMPENSATION. As consideration for the Work provided hereunder, Company shall compensate Contractor for all Work performed under this Agreement in accordance with the applicable Work Order. In the absence of a written Work Order, Company shall compensate Contractor for all Work performed under this Agreement in accordance with Contractor’s then current rate schedule. A copy of Contractor’s rate schedule in effect as of the above written date is attached as Exhibit A to this Agreement. Contractor will submit an invoice to Company as soon as reasonably possible after the Work is completed. The invoice will include a brief description of the Work provided. Company and Contractor agree that all invoices shall be paid within thirty (30) days of Company’s receipt of the invoice. Any invoices not so paid shall accrue interest at the rate of 12% per annum from the date due until paid. In the event of a good faith dispute as to any portion of an invoice, the undisputed portion shall be paid as provided above, and both parties agree to seek a fair resolution of the disputed portion of the invoice in a timely manner. In the event the parties are unable to resolve the matter, either party may pursue any remedy available at law or equity.

4.	EXPENSES. Company shall reimburse Contractor for reasonable and customary expenses (including without limitation, travel and travel-related expenses) incurred in conjunction with performing the Work. Contractor shall include a tabulation by category of such expenses on any invoice submitted to Company in accordance with Section 3.

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5.	DATA GATHERING AND MANIPULATION. Company acknowledges that Contractor’s services may include the collection, aggregation, manipulation, processing, storage and use of certain data taken, gathered or otherwise obtained by Contractor at or near the job site, relating to Company’s well-site operations, or otherwise in connection with the Work (the “Well-Site Data”). Contractor and Company hereby cross-assign to each other, all right, title, and interest in and to the Well-Site Data. The Well-Site Data shall be deemed Confidential Information (as defined below), and Contractor and Company grant one another a non-exclusive, non-transferable, non-sublicensable and indivisible license to use the Well-Site Data solely for their internal business purposes. Contractor and Company agree to deliver a copy of any such Well-Site Data in their possession within thirty (30) days’ of a written request for such data.

6.	CONFIDENTIALITY. Information given or disclosed to either party as a result of or in connection with the Work shall be “Confidential Information”. All Confidential Information shall be held in strict confidence by the receiving party during the term of this Agreement and for a period of one (1) year thereafter, except as may be necessary by reason of legal, accounting or regulatory requirements. The receiving party shall safeguard the Confidential Information with at least the same degree of care that it uses to safeguard its own confidential, proprietary, and trade secret information. This Section shall not apply to information (i) in the public domain, (ii) the receiving party had in its possession prior to receiving it from the disclosing party (as evidenced by dated documentation), (iii) the receiving party obtained from a third party who rightfully acquired such information, or (iv) the receiving party independently developed without reference to the information received from the disclosing party (as evidenced by dated documentation). If the receiving party must disclose any Confidential Information pursuant to applicable law or regulation or by operation of law, the receiving party may disclose only such information as, in the opinion of counsel, is legally required, and provided, further, that the receiving party shall provide reasonable notice to the disclosing party of such requirement and a reasonable opportunity to object to such disclosure.

7.	INDEPENDENT CONTRACTOR. Contractor will serve as an independent contractor under this Agreement, and nothing stated or implied herein shall be construed to make Contractor, nor shall Contractor in any way represent that Contractor is an employee of Company or any affiliated company. This Agreement does not create, and shall not be construed by the parties or any third person as creating any agency, partnership, joint venture, or employment relationship between the parties. Contractor shall not have, nor hold itself out as having, any right, power or authority to assume, create, or incur any expense, liability, or obligation on behalf of Company, except as expressly provided herein. Each party shall be solely responsible for the conduct of the members of its Group in connection with that party’s performance hereunder. If the performance of the Work shall include the use by Contractor or its subcontractors of Company’s facilities, equipment or other resources, such use is permitted only to the extent necessary for the performance of the Work and not for any other purpose. Company shall have the right to designate the end results desired to be obtained; however, Contractor shall have the sole right to determine the manner and method by which such desired end results are to be achieved.

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8.	INDEMNITY OBLIGATIONS.

8.1	Definitions. The following terms shall have the designated definitions.

“Company Group” shall mean, individually or in any combination, Company, its parent, affiliate, and subsidiary entities, its and their joint venturers, joint interest owners, partners, co-owners, co-lessees, contractors and subcontractors of any tier (other than Contractor and its subcontractors of any tier) and each of their respective directors, officers, managers, agents, representatives, consultants, insurers, employees, heirs, successors, assigns and invitees.

“Contractor Group” shall mean, individually or in any combination, Contractor, Contractor’s parent, affiliate, and subsidiary entities, and subcontractors of any tier, and each of their respective directors, officers, managers, agents, representatives, consultants, insurers, employees, heirs, successors, assigns and invitees.

“Group” means Company Group or Contractor Group, as applicable.

“Defend” shall mean the obligation of the indemnitor at the indemnitees’ election (i) to defend the indemnitees at the indemnitor’s sole expense or (ii) to reimburse the indemnitees for the indemnitees’ reasonable expenses incurred in defending themselves. Notwithstanding the indemnitees’ election of option (i) above, the indemnitees shall be entitled to participate in their defense at the indemnitees’ sole cost.

“Losses” shall mean claims, demands, causes of action of every name, nature or description, whether at common law, contract, statute or otherwise, legal proceedings, losses, liabilities, fines, penalties, costs, damages or expenses of any kind and character (including interest and all expenses of litigation, court costs, and attorneys’ fees).

“REGARDLESS OF FAULT” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING, WITHOUT LIMITATION, EVEN THOUGH A CLAIM IS CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE, GROSS, OR OTHERWISE), STRICT LIABILITY, OR OTHER FAULT OF ANY MEMBER OF COMPANY GROUP OR CONTRACTOR GROUP, AS APPLICABLE.

8.2	CONTRACTOR’S OBLIGATIONS. CONTRACTOR AGREES TO RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS EACH MEMBER OF COMPANY GROUP FROM AND AGAINST ANY AND ALL LOSSES ARISING IN FAVOR OF ANY MEMBER OF CONTRACTOR GROUP, FOR (i) BODILY INJURY TO OR ILLNESS OR DEATH OF ANY MEMBER OF CONTRACTOR GROUP, AND (ii) DAMAGE TO OR LOSS OF ANY EQUIPMENT OR PROPERTY OF ANY MEMBER OF CONTRACTOR GROUP, REGARDLESS OF FAULT, WHICH ARISE OUT OF, OR ARE INCIDENT TO, THE WORK PROVIDED HEREUNDER.

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8.3	COMPANY’S OBLIGATIONS. COMPANY AGREES TO RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS EACH MEMBER OF CONTRACTOR GROUP FROM AND AGAINST ANY AND ALL LOSSES ARISING IN FAVOR OF ANY MEMBER OF COMPANY GROUP, FOR (i) BODILY INJURY TO OR ILLNESS OR DEATH OF ANY MEMBER OF COMPANY GROUP, AND (ii) DAMAGE TO OR LOSS OF ANY EQUIPMENT OR PROPERTY OF ANY MEMBER OF COMPANY GROUP, REGARDLESS OF FAULT, WHICH ARISE OUT OF, OR ARE INCIDENT TO, THE WORK PROVIDED HEREUNDER.

8.4	WELL OPERATIONS. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, COMPANY AGREES TO DEFEND, INDEMNIFY, HOLD HARMLESS AND RELEASE EACH MEMBER OF CONTRACTOR GROUP FROM AND AGAINST ALL LOSSES ARISING FROM OR RELATED TO (i) DAMAGE TO OR IMPAIRMENT OF A WELL OR RESERVOIR, REGARDLESS OF FAULT, OR (ii) THE WELL SITE OR OPERATIONS THEREON, INCLUDING ANY POLLUTION OR DISCHARGES, SPILLS, RELEASES OR THE PRESENCE OF WASTES, PETROLEUM OR PETROLEUM PRODUCTS (INCLUDING CRUDE OIL OR ANY FRACTION THEREOF), HAZARDOUS SUBSTANCES, POLLUTANTS AND/OR CONTAMINANTS ON, IN, UNDER, OR FROM ANY PROPERTY OR EQUIPMENT OWNED, OPERATED, LEASED OR PROVIDED BY ANY MEMBER OF COMPANY GROUP, INCLUDING, WITHOUT LIMITATION, ANY SUCH LOSSES ARISING OUT OF, RESULTING FROM OR ALLEGED TO HAVE RESULTED FROM ANY DRILLING, EXTRACTION, HYDRAULIC FRACTURING OR OTHER WELL-RELATED ACTIVITIES, REGARDLESS OF FAULT.

8.5	SUPERVISORY SERVICES. FOR THE AVOIDANCE OF DOUBT, IF THE WORK PERFORMED BY CONTRACTOR INVOLVES RECRUITMENT, PLACEMENT, SUPERVISORY OR MANAGEMENT SERVICES WITH RESPECT TO THIRD PARTY CONTRACTORS OR SUBCONTRACTORS (INCLUDING SERVICES AS A “COMPANY MAN”) ON BEHALF OF COMPANY, SUCH THIRD PARTY CONTRACTORS OR SUBCONTRACTORS SHALL BE DEEMED TO BE MEMBERS OF COMPANY GROUP AND COMPANY SHALL INDEMNIFY, DEFEND, HOLD HARMLESS AND RELEASE CONTRACTOR GROUP FROM AND AGAINST ANY AND ALL CLAIMS OR LOSSES BY SUCH THIRD PARTIES AGAINST CONTRACTOR GROUP, REGARDLESS OF FAULT.

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8.6	SOLE AND EXCLUSIVE REMEDY. THE INDEMNIFICATION PROVISIONS CONTAINED HEREIN SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REMEDY FOR DAMAGES OF ANY KIND IN RESPECT OF ANY OF THE MATTERS DESCRIBED IN SECTIONS 8.2 THROUGH 8.5, AND BOTH THE COMPANY AND CONTRACTOR HEREBY WAIVE AND RELEASE ANY AND ALL STATUTORY, EQUITABLE OR COMMON LAW REMEDIES FOR MONETARY OR NON-MONETARY DAMAGES THAT SUCH PARTY MAY HAVE RELATING TO THE MATTERS DESCRIBED IN SECTIONS 8.2 THROUGH 8.5.

8.7	NOTICE OF CLAIMS. EACH PARTY SHALL IMMEDIATELY NOTIFY THE OTHER OF ANY CLAIM THAT MAY BE PRESENTED TO OR SERVED UPON IT BY ANY PARTY AND WHICH PURPORTS TO ARISE OUT OF OR AS A RESULT OF THE WORK.

9.	LIMITATION ON DAMAGES. IN NO EVENT SHALL CONTRACTOR BE LIABLE TO COMPANY FOR ANY REASON FOR CLAIMS, LOSSES OR DAMAGES IN EXCESS OF THE AGGREGATE AMOUNT RECEIVED BY CONTRACTOR FROM COMPANY DURING THE SIX MONTH PERIOD IMMEDIATELY PRECEDING THE OCCURRENCE OF SUCH CLAIM, LOSS OR DAMAGE.

10.	CONSEQUENTIAL DAMAGES. NEITHER PARTY SHALL BE LIABLE TO THE OTHER, AND EACH PARTY HEREBY WAIVES AND RELEASES ALL CLAIMS AGAINST THE OTHER, FOR GENERAL, SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING FROM OR OUT OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUE, PROFIT OR USE OF CAPITAL, BUSINESS INTERRUPTIONS, PRODUCTION DELAYS, LOSS OF PRODUCT, RESEVOIR LOSS OR DAMAGE, LOSSES RESULTING FROM FAILURE TO MEET OTHER CONTRACTUAL COMMITMENTS OR DEADLINES, AND DOWNTIME OF FACILITIES, HOWEVER SAME MAY BE CAUSED.

11.	CONSPICUOUSNESS. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW, THE RELEASE AND INDEMNIFICATION PROVISIONS SET FORTH IN THIS CONTRACT ARE “CONSPICUOUS” FOR ALL PURPOSES.

12.	INSURANCE. During the term of this Agreement, Contractor and Company shall maintain minimum insurance amounts in accordance with Exhibit B to this Agreement.

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13.	CONTRACTOR EMPLOYEE NON-SOLICITATION CLAUSE. Company agrees that, during the period this Agreement is in force and for a period of one (1) year immediately following the termination of this Agreement for any reason whether with or without cause, Company shall not either directly or indirectly, through an intermediary, hire, solicit, induce, recruit or encourage any of Contractor’s employees, subcontractors or consultants to leave their employment or take away such employees or attempt to hire, solicit, induce, recruit, encourage or take away employees, subcontractors or consultants of Contractor either for it or for any other person or entity. Such restrictions shall apply whether Company is acting on its behalf or for the benefit of any other person or entity. In the event Company hires an employee of Contractor in violation of this provision, Company shall pay to Contractor as liquidated damages the sum of $100,000 which shall be due and payable upon the execution of an employment agreement or consulting agreement by and between such employee and Company or upon the commencement of employment, via employment or a consulting arrangement, of such employee.

14.	ASSIGNABILITY OF AGREEMENT. Neither party may assign this Agreement or any rights obtained hereunder or delegate or subcontract any duty of performance owed by it hereunder without the prior written approval of the other, which approval shall not be unreasonably withheld, except that no approval shall be required for either party to assign this Agreement or its rights and duties hereunder to an affiliate, subsidiary, or purchaser of substantially all of the assets of such party. Any assignment made by either party in contravention of this Section shall be null and void for all purposes. To the extent that there are successors or assigns permitted under this Section, this Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns. All permitted subcontractors, assignees, and delegates shall be subject to all terms and conditions of this Agreement.

15.	ENVIRONMENTAL AND SAFETY; COMPLIANCE WITH PERMITS. Contractor agrees to comply, in all material respects, with and abide by Company’s access, security, health, environmental, safety, conduct, and fire prevention rules and any applicable law, regulation, ordinance related to the Work promulgated by federal, state, and local governments or agencies. COMPANY ACCEPTS RESPONSIBILITY FOR COMPLIANCE WITH ALL APPLICABLE LAWS AND MAINTENANCE OF THE PERMITS AND LICENSES NECESSARY WITH RESPECT TO COMPANY’S OPERATIONS, INCLUDING DRILLING, EXTRACTION AND HYDRAULIC FRACTURING ACTIVITIES.

16.	GOVERNING LAW. Company and Contractor agree that this Agreement and the contents thereof are to be interpreted and enforced pursuant to the laws of the State of Colorado (excluding its conflict of laws and rules which would refer to and apply the substantive laws of another jurisdiction). Any suit or proceeding hereunder shall be brought exclusively in state or federal courts located in either Jefferson County or Denver, County, Colorado. Each party consents to the personal jurisdiction of the state and federal courts of said counties and waives any objection that such courts are an inconvenient forum.

17.	ENTIRE AGREEMENT. This Agreement together with all documents described herein constitutes and expresses the entire agreement and understanding between Company and Contractor, and any modification hereto must be made in writing and agreed to by both parties.

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18.	NOTICES.

18.1	Specifications. All notice or communication required or permitted to be given by one party to the other pursuant to this Agreement shall be in writing and shall be sent by personal delivery, United States mail, e-mail or facsimile transmission to the recipient party at the following locations (with any e-mail notice to be followed promptly by personal delivery or facsimile transmission):

Contractor:	Company:
New IPT, Inc.	March GL LLC
Attn: Brian Ervine	Attn: Robert B. Price
1707 Cole Blvd., Suite 200	Address: 3400 E Bayaud Avenue, Suite 400,
Golden, Colorado 80401	Denver, Colorado 80209
Office: 720-420-5700	Email: robert.price@brooksenergycompany.com
Facsimile: 720-420-5800
Email: brian.ervine@iptwell.com

18.2	Receipt of Notice. If notice is sent by personal delivery, e-mail or facsimile, it shall be deemed received when given or sent only if verification has been returned by the receiving party. If sent by mail, it shall be deemed to have been received by party to which it was addressed only if a returned receipt exists or verification has been returned by the receiving party.

18.3	Notice by facsimile or scanned image. The facsimile or scanned image via e-mail transmission of any signed document shall be the same as delivery of an original. At the request of either party, the Parties will confirm transmitted signatures by signing an original document for delivery between the parties.

19.	SEVERABILITY. If any provision of the Agreement is determined to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability, shall attach only to such provision or part thereof, and the remaining part of such provision and all other provisions of this Agreement shall continue in full force and effect.

20.	SURVIVAL. Provisions of this Agreement which by their nature should apply beyond their terms, will remain in force after any termination or expiration of this Agreement including, but not limited to, the following provisions: 1.4, 6, 8, 9, 10, 12, 15, 16, 17, 18, 19 and 20.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CONTRACTOR:

NEW IPT, INC.

BY:	/s/ Brian Ervine
Brian Ervine
Managing Director

COMPANY:

MARCH GL LLC

BY:	/s/ Robert B. Price
Robert B. Price
President

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EXHIBIT A

Any New Prices Effective on Full Funding of March GL

Prices Paid from 4/1/2025 held until Funding Complete Announcement for OPW-1
Overseas Wellsite Supervision goes into effect immediately

Rate / Work Description[1,2,3] (US Based Unless Specified)	Price
Permitting – APD, Sundry, Operational Filings.	$100/hr – $175/hr
Environmental	$175/hr – $200/hr
Geology	$200/hr
Engineering – Drilling, Reservoir, Completions, Project Management	$200/hr – $400/hr
Drilling and Completions Operations Management – Daily field support morning calls, operations engineering support. Special projects	$250/hr
Overseas Drilling Wellsite Supervision[1,2] – 12-hour day and night shifts. Travel Days at 50% rate.	$2,900/shift
Overseas Completion Wellsite Supervision[1,2] – 12-hour day and night shifts. Travel Days at 50% rate.	$2,850/shift
Overseas Engineer or Project Manager (assumes staying in field camp)	$3,000/day
Overseas Engineer or Project Manager Travel Days	$1,000/day
Air Travel, Visas and Work Permits at Cost + 5% Management Fee	Cost +5%
Meal per diem	$50/person/shift
Safety and Technology Charge	$50/person/shift

1.	Expenses are billed at actual cost and mileage will be added at $1.75/mile. Travel days are billed at the shift rate.
2.	Travel and/or work on the 4th of July, Thanksgiving, the day after Thanksgiving, Christmas Eve or Christmas day is considered a holiday for our field personnel and the client will be charged at double the day rate.
3.	Rates will be grossed up for foreign taxes, foreign tax withholdings, VAT, etc if applicable.

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EXHIBIT B: INSURANCE

1. Company and Contractor shall, at its sole cost and expense, secure and maintain, at all times during the term of this Agreement, with one or more insurance companies acceptable to the other party, and on forms acceptable to the other party the following insurance coverage:

a) Automobile liability insurance with a combined single limit for bodily injury and property damage of not less than One Million Dollars ($1,000,000) per accident, for owned, hired, borrowed and non-owned autos used in connection with the business activities of each party.

b) Workers compensation insurance of not less than the applicable statutory limit covering all individuals employed by the party in connection with the provision the Work under this Agreement, and with employers liability coverage of not less than One Million Dollars ($1,000,000) each accident/each employee/policy limit.;

c) Commercial general liability insurance in an amount not less than One Million Dollars ($1,000,000) per occurrence and aggregate insuring against loss, damage or injury to property or persons including bodily, personal, and advertising injury and tangible property damage. The policy shall include contractual liability coverage and coverage for vicarious liability arising from the acts of independent contractors.

d) Contractor shall maintain follow form umbrella liability insurance in excess of the above requirements for auto liability, employer’s liability and general liability with a limit of One Million Dollars ($1,000,000).

e) Company shall maintain follow form umbrella liability insurance of not less than $5,000,000 providing coverage excess of the above requirements for auto liability, employers liability, general liability and Pollution Liability.

2. Should Contractor use subcontractors for providing any of the services pursuant to this Agreement, Contractor shall require such subcontractors to maintain the insurance policies of the type and in the amounts described in this Exhibit B.

3. All of the above described insurance policies (other than workers compensation) hereunder shall name the other party’s Group as additional insureds.

4. All insurance policies, shall be written as primary policies with the exception of the workers compensation coverage, shall allow for each party to waive rights of subrogation against the other party’s Group prior to a loss and except for worker’s compensation insurance, each party hereby waives all rights of subrogation for all claims covered by the required insurance policies.

5. Each party must provide the other party with current certificates of insurance evidencing the above minimum requirements prior to commencement of any Work under this Agreement and through the completion of all work under this Agreement.

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